UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2024

LivaNova PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales	001-37599	98-1268150
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Eastbourne Terrace
London, W2 6LG
United Kingdom
(Address of Principal Executive Offices)

+44 20 33250660
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on each exchange on which registered
Ordinary Shares - £1.00 par value per share	LIVN	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 5, 2024, LivaNova PLC (the “Company”) announced that the Company’s Board of Directors (the “Board”) appointed Vladimir A. Makatsaria as Chief Executive Officer of the Company, effective as of March 1, 2024 (the “Effective Date”). In addition, Mr. Makatsaria was appointed as a member of the Board as of the Effective Date. In connection with Mr. Makatsaria’s appointment, William A. Kozy will step down from his current position as Interim Chief Executive Officer of the Company on March 1, 2024 but will remain the Chair of the Board.

Mr. Makatsaria, 51, most recently served as Company Group Chairman at Johnson & Johnson (“J&J”) MedTech as head of Ethicon, a global leader in the surgical technologies market, a position he held since October 2018. Prior to that, Mr. Makatsaria was at J&J Medical Devices, Asia Pacific, where he served as Company Group Chairman and member of the Global Operating Committee for Medical Devices from 2013 to 2018. At J&J, Mr. Makatsaria served in various executive roles since 2007, including: J&J Chairman of China (2016-2018); J&J Medical Devices Global Integration Leader, member of the Global Operating Committee (2011-2012); J&J Medical Devices President, Ethicon and Emerging Markets, member of the Ethicon Global Management Board (2009-2011); J&J Medical Devices Area Director, member of the DePuy Global Management Board (2008-2009); and J&J Medical Devices Vice President, Strategic Affairs, member of the DePuy Global Management Board (2007-2008). He also served in sales and marketing roles at J&J from 1996 to 2001. Mr. Makatsaria holds a Bachelor of Arts in Physiology, a Master of Business Administration and a Master of Healthcare Administration from the University of Minnesota.

Mr. Makatsaria does not have any family relationships with any executive officer or director of the Company or its affiliates. There are no arrangements or understandings with the Company, or any other persons, under which Mr. Makatsaria was elected to serve as an officer of the Company. Mr. Makatsaria is not a participant in any transaction involving the Company, and Mr. Makatsaria is not a participant in any proposed transaction with the Company, in each case, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On February 2, 2024, LivaNova USA Inc. and Company entered into an employment letter agreement (the “Employment Agreement”) with Mr. Makatsaria, pursuant to which Mr. Makatsaria will become the Company’s new Chief Executive Officer and a member of the Board, effective as of March 1, 2024. Under the terms of the Employment Agreement, Mr. Makatsaria will receive an initial annualized base salary of $930,000 with a target annual bonus equal to 110% of his base salary (pro-rated for 2024). Mr. Makatsaria will also be entitled to receive (i) long-term equity incentive awards for the Company’s regular 2024 annual grant cycle with a target grant-date value of $5,350,000, (ii) special inducement equity grants with an aggregate grant-date value of $1,500,000, vesting in equal annual installments over four years, (iii) a sign-on cash bonus of $200,000 and (iv) certain relocation benefits to assist with Mr. Makatsaria’s relocation from New York City to Houston, Texas. The Employment Agreement also provides for certain severance benefits in the event of Mr. Makatsaria’s involuntary termination without cause or termination for good reason and requires Mr. Makatsaria to enter into the Company’s standard forms of confidentiality and restrictive covenant agreements as of his start date.

Item 8.01 Other Events.

On February 5, 2024, the Company issued a press release announcing Mr. Makatsaria’s appointment as Chief Executive Officer and a director of the Company. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits.

Exhibit	Description
99.1	Press Release of LivaNova PLC dated February 5, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LivaNova PLC

Date: February 5, 2024	By: /s/ Michael Hutchinson
Name: Michael Hutchinson
Title: SVP, Company Secretary & Chief Legal Officer